Exhibit 5.1
July 19, 2007
Board of Directors
Sovereign Bancorp, Inc.
1500 Market Street
Philadelphia, Pennsylvania 19102
Ladies and Gentlemen:
     We have acted as counsel to Sovereign Bancorp, Inc., a Pennsylvania corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, of a Registration Statement on Form S-8 (the “Registration Statement”), relating to the registration of up to 1,000,000 shares of the Company’s common stock, no par value per share (the “Common Stock”) to be issued by the Company pursuant to the Sovereign Bancorp, Inc. 2006 Non-Employee Director Compensation Plan. We understand that the Sovereign Bancorp, Inc. 2006 Non-Employee Director Compensation Plan was adopted and approved by the Company's Board of Directors on June 21, 2007, approved by the Company's shareholders at the Company's annual meeting of shareholders on September 20, 2006, and amended by the Company's Board of Directors on February 13, 2007 (as amended, the “Plan”).
     In our capacity as counsel to the Company, we have reviewed:
(1)	the Pennsylvania Business Corporation Law of 1988, as amended;

(2)	the Company’s articles of incorporation;

(3)	the Company’s bylaws;

(4)	the Registration Statement;

(5)	the Plan;

(6)	a copy of a form of Common Stock certificate;

(7)	resolutions adopted by the Company’s board of directors on June 21, 2006 and February 13, 2007; and

(8)	the Final Report of the Inspector of Election for the Company’s annual meeting of shareholders held on September 20, 2006.
     Based upon such review of the foregoing, it is our opinion that the Common Stock covered by the Registration Statement has been duly authorized and, when issued and sold pursuant to the terms described in the Plan, will be legally issued by the Company, fully paid, and non-assessable.

     For purposes of this opinion, we have assumed that (i) the shares of Common Stock issuable pursuant to the Plan will continue to be validly authorized on the dates the Common Stock is issued pursuant to the Plan; (ii) no change occurs in applicable law or the pertinent facts; and (iii) the provisions of “blue sky” and other securities laws as may be applicable have been complied with to the extent required.
     We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, however, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or the Rules and Regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

STEVENS & LEE

/s/ Stevens & Lee